For Immediate Release	Contacts:

	Investors:	Media:

	John C. van Roden	William T. Yanavitch

	(717) 225-2790	(717) 225-2760

Glatfelter Reports Fourth Quarter and Full Year 2005 Results

- Announces Timberland Strategy and EURO Program Benefits-

York, PA, February 14, 2006: Glatfelter (NYSE: GLT) today reported net income of $26.9 million, or $0.61 per diluted share, for the fourth quarter of 2005, compared to $19.3 million, or $0.44 per diluted share, in the fourth quarter of 2004. The current year’s quarterly results include after tax gains totaling $22.8 million, or $0.51 per diluted share, from the sale of timberlands and insurance recoveries as well as after-tax restructuring charges totaling $1.0 million, or $0.02 per diluted share. The fourth quarter of 2004 results include gains from timberland sales aggregating $13.6 million, or $0.31 per diluted share, after tax, and a restructuring charge totaling $2.0 million, or $0.04 per diluted share, after tax. Excluding these items from each quarter’s results, adjusted earnings (which are reconciled to net income in the accompanying financial tables) were $5.2 million, or $0.12 per diluted share in the fourth quarter of 2005, compared with $7.7 million, or $0.17 per diluted share in the year-earlier quarter.

Operating income in the Specialty Papers business unit totaled $2.0 million in the fourth quarter of 2005 compared with $4.0 million in the same quarter a year ago. The benefits of stronger pricing conditions and demand across most markets were more than offset by higher input costs. Long Fiber & Overlay Papers’ operating income declined $2.3 million to $3.2 million in the quarter-to-quarter comparison primarily due to higher input costs and softer pricing in this business unit’s key markets.

“We experienced strong growth in our Specialty Papers business unit during the quarter,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “Volume in this business increased 8% led by a very strong 21% increase in Engineered Products. Our new product development capabilities resulted in the scale-up of several new business opportunities and we expect this progress to continue. While Specialty Papers’ fourth quarter results were lower than a year ago, we are becoming more optimistic about the first half of 2006.”

“In addition, despite a difficult business climate in certain of Long Fiber & Overlay Papers’ markets that resulted in substantial market-related downtime, we are beginning to see indications of improvement in this unit’s key markets,“ added Mr. Glatfelter.

Net sales totaled $143.2 million for the fourth quarter of 2005, an increase of 2.7% compared to the same quarter a year ago. In the Company’s Specialty Papers business unit, net sales increased $9.2 million, or 11.0%, consisting of an 8.2% increase in volume and $2.3 million attributable to higher product pricing. Net tons shipped in the quarter-to-quarter comparison were particularly strong in this unit’s engineered products and envelope & converting markets, which generated volume growth of approximately 21% and 7%, respectively. Long Fiber & Overlay Papers’ shipments increased approximately 4% and selling prices declined $1.5 million on a constant currency basis in the quarter-to-quarter comparison.

Costs of products sold increased $9.9 million, to $122.4 million, compared to the same quarter a year ago. The increase was primarily due to higher net tons shipped, $3.8 million attributable to higher costs of fiber, other raw materials and energy, as well as higher maintenance costs. Further, the Company experienced market-related downtime during the fourth quarter of 2005 approximating 8% of the production capacity of its Long Fiber & Overlay Papers business unit. Gross profit declined to $23.1 million for the fourth quarter of 2005 compared to $28.8 million in the year earlier quarter.

During the fourth quarter of 2005, the Company began to implement its European Restructuring and Optimization Program (“EURO Program”), a comprehensive series of actions designed to improve the operating performance of the Long Fiber & Overlay Papers business unit. Restructuring charges in the current quarter associated with this program totaled $1.6 million, pre tax, and were for severance and related benefits associated with the elimination of certain positions at the Gernsbach, Germany facility.

Sales of timberlands completed during the quarter consisted of 2,488 acres for $21.0 million in cash. In the year ago quarter, the Company completed the sale of 2,400 acres of timberlands for $23.5 million in cash. These transactions resulted in a pre-tax gain of $20.3 million and $23.0 million, respectively.

The Company also successfully resolved certain claims under insurance policies related to the Fox River environmental matter. Insurance recoveries included in the 2005 fourth quarter’s results totaled $18.0 million and have been fully received in cash.

The Company’s effective tax rate for the fourth quarter of 2005 and 2004 was 36.9% and 36.2%, respectively. The effective tax rate on adjusted earnings for the fourth quarter of 2005 and 2004 was 14.3% and 24.8%, respectively.

Full Year Results

For the full year of 2005, net income totaled $38.6 million or $0.87 per diluted share, compared to $56.1 million and $1.27 per diluted share, respectively, in 2004. The reported results for the full year 2005 include after tax gains totaling $24.0 million, or $0.54 per diluted share, from insurance recoveries and the sale of timberlands, as well as restructuring charges totaling $1.0 million, or $0.02 per diluted share, after-tax. The results for 2004 benefited from after-tax gains totaling $55.5 million, or $1.26 per share, from sales of timberlands and the corporate aircraft and from insurance recoveries. Restructuring charges in 2004 totaled $12.7 million, after-tax, or $0.29 per diluted share. Excluding these items from each year’s results, adjusted earnings (which are reconciled to net income in the accompanying financial tables) were $15.6 million, or $0.35 per diluted share, in 2005 compared with $13.4 million, or $0.30 per diluted share a year ago.

Commenting on the near term outlook, Mr. Glatfelter stated, “Heading into 2006, we are seeing strong demand for our Specialty Papers products and prices in many of these markets are strengthening. At the same time, high input costs, that in certain instances continue to rise, reflect an ongoing concern. We are keenly focused on addressing the challenges facing our Long Fiber & Overlay Papers business. We have begun to see indications of improving demand for this unit’s products, particularly in the Food & Beverage markets. However, sluggish economic conditions and an imbalance of supply and demand in our Composite Laminates markets will continue to adversely impact the overall performance of this business unit. As part of the EURO Program, we are implementing a significant workforce efficiency plan at each of our European facilities. Together with other aspects of the EURO Program, we expect to achieve step-change improvement in our cost structure from these efforts which will approximate $7 million to $9 million annually, by 2008.”

Timberland Strategy

The Company recently completed an extensive study to determine the optimum approach for managing its timberlands in a way that creates the greatest value for its shareholders. The study considered many factors including, among others, land valuations, external and internal wood costs and future fiber requirements. The Company concluded that the most advantageous approach is to sell all 40,000 acres of higher and better use (“HBU”) properties in an orderly fashion. In some cases, low cost, low risk opportunities may exist to add value to some of these acres through entitlements. It is estimated that the cost of fiber will increase by approximately $0.03 to $0.06 cents per share annually when the entire 40,000 acres are sold but that the benefit from the proceeds will far outweigh this increased cost. For the present, the Company intends to retain the pure timberland properties to mitigate the cost of replacing internally generated wood with outside sources. Execution of the Timberland Strategy is expected to take approximately three to five years to complete and is estimated to provide pre-tax cash proceeds of approximately $150 million to $200 million, assuming, among other factors, acceptable market conditions and a carefully executed plan of disposition.

Mr. Glatfelter stated, “We continue to approach our business in a fiscally disciplined manner and further monetization of our timberland assets will allow us to create additional benefit for our shareholders, maintain our strong balance sheet, and generate increased flexibility for value creation.”

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines and an office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, circumstances surrounding the Neenah facility and former Ecusta Division, and global political, economic, business, competitive, market, and tax legislation; continued successful execution of the North American Restructuring Program and the EURO Program, growth strategies and cost reduction initiatives; successful execution of the Timberland Strategy with acceptable market conditions; and other regulatory factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

As previously announced, the Company will hold a conference call today at 11:00 AM (Eastern) to discuss its fourth quarter results. Interested persons who wish to hear the conference call webcast live should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp and allow a sufficient amount of time before the start of the conference to register and download any necessary audio software. You may also participate by calling 877-692-2590 (conference ID 6920670) at 10:55 AM (Eastern) on February 14, 2006. A taped replay of the conference call will be available within two hours of the conclusion of the call and until February 21, 2006. To access the taped replay, call 877-519-4471 and enter conference PIN 6920670.

This press release, which includes financial information to be discussed by management during the conference call discussed above and disclosure and reconciliation of non-GAAP financial measures, is available in the “Earnings Releases” subsection of the “Investor Relations” section of the Company’s web site, www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended December		Year Ended December 31
	31
In thousands, except per share	2005	2004	2005	2004
Net sales	$143,162	$139,343	$579,121	$543,524
Energy sales – net	2,405	2,029	10,078	9,953

Total revenues	145,567	141,372	589,199	553,477
Costs of products sold	122,434	112,541	492,023	461,063

Gross profit	23,133	28,831	97,176	92,414
Selling, general and administrative expenses	15,208	14,763	67,633	59,939
Restructuring charges	1,564	3,000	1,564	20,375
Gains on dispositions of plant, equipment and timberlands, net	(20,645)	(22,615)	(22,053)	(58,509)
Gains from insurance recoveries	(17,951)	–	(20,151)	(32,785)

Operating income	44,957	33,683	70,183	103,394
Nonoperating income (expense)
Interest expense	(3,202)	(3,396)	(13,083)	(13,385)
Interest income	480	672	2,012	2,012
Other – net	499	(743)	1,028	(1,258)

Total other income (expense)	(2,223)	(3,467)	(10,043)	(12,631)

Income before income taxes	42,734	30,216	60,140	90,763
Income tax provision	15,787	10,942	21,531	34,661

Net income	$26,947	$19,274	$38,609	$56,102

Earnings Per Share
Basic	$0.61	$0.44	$0.87	$1.28
Diluted	0.61	0.44	0.87	1.27

Business Unit Financial Information
(unaudited)

Three months ended December 31
In thousands, except net tons sold	Specialty Papers		Long Fiber & Overlay		Other and Unallocated		Total
	2005	2004	2005	2004	2005	2004	2005	2004
Net sales	$93,196	$83,952	$49,954	$55,345	$12	$46	$143,162	$139,343
Energy sales, net	2,405	2,029	–	–	–	–	2,405	2,029

Total revenue	95,601	85,981	49,954	55,345	12	46	145,567	141,372
Cost of products sold	83,468	73,114	42,638	43,374	30	26	126,136	116,514

Gross profit (loss)	12,133	12,867	7,316	11,971	(18)	20	19,431	24,858
SG&A	10,091	8,833	4,086	6,486	1,448	(209)	15,625	15,110
Pension income	–	–	–	–	(4,119)	(4,320)	(4,119)	(4,320)
Restructuring charges	–	–	–	–	1,564	3,000	1,564	3,000
Gains on dispositions of plant, equipment and timberlands, net	–	–	–	–	(20,645)	(22,615)	(20,645)	(22,615)
Gain on insurance recoveries	–	–	–	–	(17,951)	–	(17,951)	–

Total operating income (loss)	2,042	4,034	3,230	5,485	39,685	24,164	44,957	33,683
Non-operating income (expense)	–	–	–	–	(2,223)	(3,467)	(2,223)	(3,467)

Income before income taxes	$2,042	$4,034	$3,230	$5,485	$37,462	$20,697	$42,734	$30,216

Supplementary Data
Net tons sold	109,701	101,371	12,488	12,016	8	20	122,197	113,407
Depreciation expense	$8,949	$8,599	$3,512	$3,430	–	–	$12,461	$12,029

Year ended December 31
In thousands, except net tons sold	Specialty Papers		Long Fiber & Overlay		Other and Unallocated		Total
	2005	2004	2005	2004	2005	2004	2005	2004
Net sales	$380,923	$337,436	$198,137	$205,232	$61	$856	$579,121	$543,524
Energy sales, net	10,078	9,953	–	–	–	–	10,078	9,953

Total revenue	391,001	347,389	198,137	205,232	61	856	589,199	553,477
Cost of products sold	340,629	312,136	166,153	163,843	84	1,021	506,866	477,000

Gross profit (loss)	50,372	35,253	31,984	41,389	(23)	(165)	82,333	76,477
SG&A	39,876	36,617	21,282	23,067	8,149	1,660	69,307	61,344
Pension income	–	–	–	–	(16,517)	(17,342)	(16,517)	(17,342)
Restructuring charges	–	–	–	–	1,564	20,375	1,564	20,375
Gains on dispositions of plant, equipment and timberlands, net	–	–	–	–	(22,053)	(58,509)	(22,053)	(58,509)
Gain on insurance recoveries	–	–	–	–	(20,151)	(32,785)	(20,151)	(32,785)

Total operating income (loss)	10,496	(1,364)	10,702	18,322	48,985	86,436	70,183	103,394
Non-operating income (expense)	–	–	–	–	(10,043)	(12,631)	(10,043)	(12,631)

Income before income taxes	$10,496	($1,364)	$10,702	$18,322	$38,942	$73,805	$60,140	$90,763

Supplementary Data
Net tons sold	450,900	421,504	47,669	48,528	24	390	498,593	470,422
Depreciation expense	$35,781	$37,186	$14,866	$14,412	–	–	$50,647	$51,598

Results of individual business units are presented based on our management accounting practices and management structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to accounting principles generally accepted in the United States of America; therefore, the financial results of individual business units are not necessarily comparable with similar information for any other company. The management accounting process uses assumptions and allocations to measure performance of the business units. Methodologies are refined from time to time as management accounting practices are enhanced and businesses change. The costs incurred by support areas not directly aligned with the business unit are allocated primarily based on an estimated utilization of support area services or included in “Other and Unallocated” in the table above. Certain prior period information has been reclassified to conform to the current period presentation.

Management evaluates results of operations before non-cash pension income, restructuring related charges, unusual items, effects of asset dispositions and insurance recoveries because it believes this is a more meaningful representation of the operating performance of its core papermaking businesses, the profitability of business units and the extent of cash flow generated from core operations. This presentation is closely aligned with the management and operating structure of our company. It is also on this basis that the Company’s performance is evaluated internally and by the Company’s Board of Directors.

Selected Financial Information
(unaudited)

	Year Ended December 31
In thousands	2005	2004
Cash Flow Data
Cash provided (used) by:
Operating activities	$41,765	$39,584
Investing activities	(6,954)	42,109
Financing activities	(15,130)	(59,753)
Depreciation, depletion and amortization	50,647	51,598
Capital expenditures	29,949	18,587
December 31		December 31
	2005	2004

Balance Sheet Data
Cash and cash equivalents	$57,442	$39,951
Total assets	1,044,977	1,052,270
Total debt	207,073	211,226
Shareholders’ equity	432,312	420,370

This press release includes a discussion of earnings before the effects of certain specifically identified items. Management believes that such adjusted earnings are useful to investors as the impact on reported results of certain transactions are identified including, if applicable, strategic asset sales, insurance recoveries and unusual or nonrecurring charges that are specifically identified with strategic initiatives or other unique facts and circumstances. In addition, adjusted earnings represent one measurement used by management and by the Company’s Board of Directors to measure operating performance. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to adjusted earnings discussed herein.

	Three Months Ended December 31
	2005		2004
In thousands, except per share amounts	After tax income	EPS	After tax income	EPS

Net income	$26,947	$0.61	$19,274	$0.44
Timberland sales	(11,517)	(0.26)	(13,558)	(0.31)
Insurance recoveries	(11,289)	(0.25)	–	–
Restructuring charges	1,017	0.02	1,950	0.04
Adjusted earnings	$5,158	$0.12	$7,666	$0.17

	Year Ended December 31
	2005		2004
In thousands, except per share amounts	After tax income	EPS	After tax income	EPS

Net income	$38,609	$0.87	$56,102	$1.27
Timberland and aircraft sales	(11,258)	(0.26)	(34,151)	(0.78)
Insurance recoveries	(12,719)	(0.29)	(21,310)	(0.48)
Restructuring charges	1,017	0.02	12,723	0.29
Adjusted earnings	$15,649	$0.35	$13,364	$0.30

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.

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